MANAGEMENT’S ASSERTION ON

COMPLIANCE WITH APPLICABLE REGULATION AB SERVICING CRITERIA

Mount Street US (Georgia) LLP (the “Asserting Party”) is responsible for assessing compliance, for the transactions listed on Appendix A for the period January 1, 2022 through December 31, 2022 (the “Reporting Period”), with the servicing criteria set forth in Title 17, Section 229.1122(d) of the Code of Federal Regulations, except for the servicing criteria which the Asserting Party has concluded are not applicable, as indicated on Appendix B (the “Applicable Servicing Criteria”), with respect to the servicing of the transactions listed on Appendix A, backed by commercial real estate mortgage loans that are serviced by the Asserting Party.

The Asserting Party has assessed compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria for the transactions listed on Appendix A backed by commercial real estate mortgage loans serviced by the Asserting Party.

The Asserting Party has engaged certain vendors to perform specific, limited activities related to the Applicable Servicing Criteria. The Asserting Party has determined that any such vendor is not a “servicer” as defined in Item 1101(j) of Regulation AB, and the Asserting Party has elected to take responsibility for assessing compliance with any portion of the Applicable Servicing Criteria performed by any such vendor as permitted by Regulation AB Compliance and Disclosure Interpretations of the Division of Corporation Finance, Section 200.06, “Vendors Engaged by Servicers” C&DI 200.06. As permitted by C&DI 200.06, the Asserting Party asserts that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with servicing criteria applicable to the vendor and that the Asserting Party is not aware of any material deficiency in such policies and procedures nor of any material instance of noncompliance by any such vendors with respect to the Applicable Servicing Criteria. The Asserting Party is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for any such vendor and related criteria.

Marcum LLP, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria for the Reporting Period as set forth in this assessment.

Mount Street US (Georgia) LLP

February 28, 2023

By: /s/ Kristin Bonczynski

Kristin Bonczynski

Senior Director

Appendix A

Commercial Mortgage Pass Through Certificates	Applicable Reporting Period	MSUS Role
BAMLL 2021-JACX	January 1, 2022 to December 31, 2022	Special Servicer
HMH 2017-NSS	January 1, 2022 to December 31, 2022	Special Servicer
MSBAM 2015-C21	January 1, 2022 to December 31, 2022	Special Servicer
NCMS 2018-FL1	January 1, 2022 to December 31, 2022	Special Servicer
COMM 2015-CCRE23	January 19, 2022 to December 31, 2022	Special Servicer
JPMCC 2013-C16	March 16, 2022 to December 31, 2022	Special Servicer
BANK 2018-BNK13	August 11, 2022 to December 31, 2022	Special Servicer
BX Trust 2019-MMP	December 21, 2022 to December 31, 2022	Special Servicer

Appendix B

Servicing Criteria to Be Addressed in Assessment of Compliance

Reference	Servicing Criteria	Applicable: Performed by Servicer	Inapplicable Servicing Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.		X
1122(d)(1)(iv)

A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

X
1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.	X
Cash Collection and Administration
1122(d)(2)(i)

Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.		X
1122(d)(2)(iii)

Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

X1
1122(d)(2)(iv)

The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of over collateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

X
1122(d)(2)(v)

Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 240.13k-1(b)(1) of the Securities Exchange Act.

X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are:
	(A) mathematically accurate;	X
	(B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements;	X
	(C) reviewed and approved by someone other than the person who prepared the reconciliation; and	X

(D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

X
Investor Remittances and Reporting
1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports:
	(A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements;		X
	(B) provide information calculated in accordance with the terms specified in the transaction agreements;		X
	(C) are filed with the Commission as required by its rules and regulations;		X
	(D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the servicer.		X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.		X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the servicer’s investor records, or such other number of days specified in the transaction agreements.		X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.		X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	X
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements		X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)

Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.

X2
1122(d)(4)(v)	The servicer’s records regarding the pool assets agree with the servicer’s records with respect to an obligor’s unpaid principal balance.		X
1122(d)(4)(vi)

Changes with respect to the terms or status of an obligor’s pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

X
1122(d)(4)(vii)

Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

X
1122(d)(4)(viii)

Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.		X
1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts):
	(A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements;		X
	(B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and		X
	(C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.		X
1122(d)(4)(xi)

Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

X
1122(d)(4)(xii)

Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

X
1122(d)(4)(xiii)

Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.		X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.		X

1 No transactions occurred with respect to this criteria.

2 Primary responsibility for processing borrower payments rests with the Master Servicer, however, Mount Street US (Georgia) LLP ("Mount Street") may from time to time receive payments on an exception basis which are forwarded to the Master Servicer in accordance with such criteria. No transactions occurred with respect to this criteria.